EXHIBIT 10.1

AMENDMENT, REDEMPTION AND CONVERSION AGREEMENT

THIS AMENDMENT, REDEMPTION AND CONVERSION AGREEMENT (the “Agreement”) is dated as of September 22, 2009, by and between Spicy Pickle Franchising, Inc., a Colorado corporation (the “Company”) and each holder of Preferred Stock identified on the signature pages hereto (each, including its successors and assigns, an “Executing Holder” and collectively, the “Executing Holders”).

WHEREAS, the Company originally issued shares of Series A Variable Rate Convertible Preferred Stock (“Preferred Stock”) to various purchasers, including the Executing Holders, through a Securities Purchase Agreement Dated December 14, 2007 (the “Purchase Agreement”);

WHEREAS, the term “Transaction Documents” shall have the same meaning herein as set forth in the Purchase Agreement (which shall include without limitation, the Purchase Agreement, the Certificate of Designation, the Warrants, the Lock-up Agreements, the Registration of Rights Agreement, all schedules and exhibits thereto and any other documents or agreements executed in connection with the transaction contemplated in the Purchase Agreement);

WHEREAS, this Agreement is one part of three simultaneous transactions, all of which are contingent upon the execution of the others and none of which shall be executed without the execution of the others (the “Simultaneous Transactions”);

WHEREAS, the Simultaneous Transactions shall include, along with this Agreement,  an agreement for a new and additional financing by the Company on terms as set forth in Exhibit A, attached (the “New Financing”); and the issuance of new warrants to Midtown Partners & CO, LLC and its assigns, which acted as the placement agent with respect to the Transaction Documents (“Midtown”), replacing its current warrants (which it received pursuant to its placement agent agreement) with new warrants registered under its name to purchase up to the same number of warrants as Midtown would have otherwise been entitled to purchase, as of the date of this Agreement, with a new exercise price equal to $0.20 (“New Midtown Warrants”);

WHEREAS, the Company desires to have all of the remaining outstanding shares of Preferred Stock converted to common stock of the Company, par value $0.001 per share (“Common Stock”) or redeemed in cash, pursuant to the terms hereof;

NOW THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Executing Holder agree as follows:

1.	Defined Terms. Any capitalized terms not otherwise defined herein shall have the same meaning as ascribed to it in the Transaction Documents.

2.	Amendments. Subject to the terms and conditions herein, the Transaction Documents are hereby amended as follows:

a.	The definition of “Exercise Price” in Section 2(b) of each of the Warrants is hereby deleted and replaced in its entirety with the following:

“The exercise price per share of the Common Stock under this Warrant shall be $0.20, subject to adjustment hereunder (the “Exercise Price”).”

b.	The “Termination Date” of each of the Warrants is hereby amended and extended until September 22, 2014.

c.
The definition of “Exempt Issuance” in the Purchase Agreement is hereby amended to add the following as new clause “g”:  “(g) solely for purposes of Section 3(b) of the Warrants, shares of Common Stock issued in the “New Financing” (as defined in that certain Amendment, Redemption and Conversion Agreement dated September 22, 2009 among the Company and investors signatory thereto).”

3.
Conversion and Redemption of Shares of Preferred Stock.  Each Executing Holder shall select its choice of one of the following options (with the choice of each Executing Holder being recorded on the respective signatory pages attached hereto and incorporated herein by reference):

a.
At the Closing (as defined below), the Executing Holder shall sell and the Company shall redeem 23.41% of the current unconverted shares of Preferred Stock of said Executing Holder for $8,500.00 per share of the Preferred Stock in certified funds; and the Executing Holder shall convert the balance of its shares of Preferred Stock into Common Stock at a rate of $1.25 per share and the Company shall deliver said shares.  The exact disbursement of shares of Common Stock and of funds for each Executing Holder choosing this option is listed on the respective signatory pages (“Option A”); OR

b.
At the Closing, the Executing Holder shall convert all of its shares of Preferred Stock for twice as many Conversion Shares as said Executing Holder would have otherwise currently been entitled to receive under the Transaction Documents, and the Company shall deliver said shares.  The exact number of shares of Common Stock to be issued to the respective Executing Holder at the time of conversion in exchange for the conversion of all of the Executing Holder’s shares of Preferred Stock is listed on the Executing Holder’s signatory page (“Option B”).

4.
Closing.  The closing (“Closing”) hereunder with respect to the transactions contemplated herein shall occur on or before October 15, 2009 (“Closing Deadline”) at a time and place as designated in the sole discretion of the Company.  The Company shall notify each Executing Holder the business day before the Closing is to occur.  If the Closing does not occur on or before the Closing Deadline, then this Agreement and all of the Simultaneous Agreements shall automatically terminate and be rendered null and void.  At the time of the Closing, the Company shall distribute, or cause to be distributed, to the Executing Holders funds and stock, and except as expressly amended herein and in accordance herewith, the Executing Holders shall convert all of their remaining shares of Preferred Stock (not redeemed) into Common Stock in accordance with the procedure for conversion under the Certificate of Designation, using the same Notice of Conversion form from the Certificate of Designation which is attached hereto as Exhibit B.    Shares of Common Stock issuable upon conversion of each Executing Holder’s Preferred Stock on the Closing shall be issued without any legends, electronically, pursuant to such Executing Holder’s electronic DWAC delivery instructions on its signature page hereto and on the Notice of Conversion.   Cash payments for shares of Preferred Stock being redeemed pursuant to the terms hereof shall be made on the date of the Closing, via wire transfer, pursuant to the instructions set forth on such Executing Holder’s signature page hereto (or such other wiring information provided in writing to the Company by such Executing Holder).

5.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.   If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.	Representations and Warranties. The Company hereby makes to the Executing Holders the following representations and warranties:

a.
Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.
No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

c.
Equal Consideration.  Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

7.
Effectiveness.  The foregoing waivers shall not be effective unless and until all Executing Holders shall have agreed to the terms and conditions hereunder.  The waivers, amendments, agreements and obligations of the Executing Holders set forth herein shall be null and void in the event the transactions contemplated hereby are not consummated on or before October 15, 2009. In addition, the respective obligations, amendments, agreements and waivers of the Executing Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

8.
Publicity.  The Company shall, on or before 8:30 AM (NY time) on the 1st Trading Day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Executing Holders, disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto. The Company shall consult with the Executing Holders in issuing any other press releases with respect to the transactions contemplated hereby.

9.
Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

10.	Amendment. This Agreement may not be modified or amended or the provisions hereof waived except with the written consent of the Company and the respective Executing Holder(s).

11.
Entire Agreement.  This Agreement, together with its exhibit(s), contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

13.
Independent Nature of Executing Holders’ Obligations and Rights.  The obligations of each Executing Holder under this Agreement are several and not joint with the obligations of any other Executing Holder, and no Executing Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Executing Holder.  Nothing contained herein, and no action taken by any Executing Holder pursuant hereto, shall be deemed to constitute the Executing Holders a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Executing Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Executing Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Executing Holder to be joined as an additional party in any proceeding for such purpose.  Each Executing Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement.

14.
Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

15.	Headings. The headings used in this Agreement are for the convenience of reference only and shall not, for any purpose, be deemed as part of this Agreement.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatures as of the date first indicated above.

THE COMPANY:
SPICY PICKLE FRANCHISING, INC.

By:
Name: Marc Geman
Title: Chief Executive Officer

Address/Facsimile Number/Email Address for Notice:
90 Madison Street, Suite 700
Denver, CO 80206
Phone: (303) 951-2530
Facsimile Number: (303) 297-1903
Email Address: Marc.Geman@spicypickle.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR EXECUTING HOLDERS FOLLOWS]

[EXECUTING HOLDER SIGNATURE PAGES TO AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[Signatures and identifying information for the following:]

Executing Holder	# of Shares of Preferred Stock	Option Selected
Enable Growth Partners LP	341	Option A - $678,606 cash 1,775,915 shares of common stock
Enable Opportunity Partners LP	51	Option A - $101,492 cash 1,020,000 shares of common stock
Pierce Diversified Strategy Master Fund LLC, ENA	10	Option A - $19,900 cash 52,080 shares of common stock
Presley Reed and Patricia Stacey Reed, Tenants in Common	120	Option B – 2,400,000 shares of common stock
Steven and Judith Combs	12	Option B – 240,000 shares of common stock
Marketbyte LLC Defined Benefit Plan Trust	12	Option B – 240,000 shares of common stock
Marilyn D. Herter Trust	12	Option B – 240,000 shares of common stock
Desert lake Advisors Inc. Defined Benefit Plan	12	Option B – 240,000 shares of common stock
David Andrew Piper and Deborah Cooke-Smith	12	Option B – 240,000 shares of common stock
Raymond J. BonAnno and Joan E. BonAnno, JTWROS	12	Option B – 240,000 shares of common stock
Keith and Angela Oxenreider, JTIC	12	Option B – 240,000 shares of common stock
R. James BonAnno, Jr.	12	Option B – 240,000 shares of common stock
Mark Abdou	7.46	Option B – 149,200 shares of common stock
Bristol Investment Fund, Ltd.	13.42	Option B – 268,400 shares of common stock

EXHIBIT A

TERMS OF NEW OFFERING

Securities…………………..	25 Units, each Unit consisting of 769,231 shares of Common Stock and a warrant to purchase an additional 384,615 shares of Common Stock, at a price of $100,000 per Unit.

Minimum Offering………..	18 Units ($1,800,000)

Description of warrants……
Each warrant will represent the right to purchase one share of Common Stock. The initial exercise price of the warrants will be equal to 120%  of the price per share of Common Stock calculated as the average of the VWAP for the 10 trading days prior to the subscription related thereto.  Each warrant will expire on the 5th anniversary of the completion of this offering.

Investors……………………	The offering is being made only to accredited investors.

Pre-Conditions……………..
All Executing Holders must have agreed to convert and/or permit the Company to redeem all of their respective Preferred Stock pursuant to the Agreement, and the Transaction Documents must be amended per that agreement with the Executing Holders.  The exercise price of all warrants issued with the placement of the Series A Convertible Preferred Stock must have been reset per agreement with the Executing Holders.

Future Financings…………..	From the closing of this offering and for a period of 60 days, the Company will not undertake any further equity or equity-linked financings.

Use of Proceeds…………….
We anticipate raising approximately $2,500,000 in this offering, which may be reduced by such amount as we may determine in our sole discretion.  We will use the net proceeds for working capital and redemption of certain shares of existing Series A Convertible Preferred securities.

OTC trading symbol…………	SPKL.OB

EXHIBIT B

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series A Variable Rate Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Spicy Pickle Franchising, Inc., a Colorado corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price:____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title: